EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-3 Nos. 333-137073 and 333-141914) of Hospitality Properties Trust and in the related Prospectuses of our report dated February 21, 2008 (except for Note 14, as to which the date is July 24, 2008), with respect to the consolidated financial statements and schedule of Hospitality Properties Trust and our report dated February 21, 2008, with respect to the effectiveness of internal control over financial reporting of Hospitality Properties Trust, included in this Amendment No. 3 to Annual Report (Form 10-K/A) for the year ended December 31, 2007.

/s/ Ernst & Young LLP

Boston, Massachusetts

July 24, 2008